CERTIFICATE OF DESIGNATIONS
OF
FIXED/FLOATING RATE NON-CUMULATIVE
CONVERTIBLE PREFERRED STOCK, SERIES D
OF
NATIONAL GENERAL HOLDINGS CORP.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
National General Holdings Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that:
In accordance with the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”), the Amended and Restated Bylaws of the Corporation (the “Bylaws”) and applicable law, the Board of Directors of the Corporation adopted the following resolution on June 26, 2018, creating a series of 120 shares of preferred stock, par value $0.01 per share, of the Corporation designated as “Fixed/Floating Rate Non‑Cumulative Convertible Preferred Stock, Series D”:
RESOLVED, that a series of convertible preferred stock, par value $0.01 per share, of the Corporation be, and hereby is, created and designated as the Corporation’s “Fixed/Floating Rate Non-Cumulative Convertible Preferred Stock, Series D” and the Board of Directors of the Corporation hereby fixes and determines the number of shares, the designations, voting power, preferences, participations, optional, relative or special rights, and the qualifications, limitations and restrictions thereof, of the shares of such series as set forth below:
Section 1.Designation.
The designation of the series of preferred stock shall be “Fixed/Floating Rate Non-Cumulative Convertible Preferred Stock, Series D” (hereinafter referred to as the “Series D Preferred Stock”).
Section 2.Number of Shares.
The Series D Preferred Stock is a single series of authorized preferred stock consisting initially of 120 shares. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series D Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation and by the filing of a certificate pursuant to the provisions of the

General Corporation Law of the State of Delaware stating that such increase or reduction, as the case may be, has been so authorized; provided that any such additional shares of Series D Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code and such additional shares of Series D Preferred Stock are otherwise treated as fungible with the Series D Preferred Stock offered hereby for U.S. federal income tax purposes. The additional shares of Series D Preferred Stock would form a single series with the outstanding Series D Preferred Stock. The Corporation shall have the authority to issue fractional shares of Series D Preferred Stock.
Section 3.Definitions.
As used herein with respect to the Series D Preferred Stock:
“$” means U.S. dollars.
“Accumulated Premium Amount” means the aggregate amount of earned net insurance premiums for insurance products sold pursuant to the Business Collaboration Agreement during the period beginning on July 6, 2018 and ending on the applicable Accumulated Premium Amount Determination Date. The Accumulated Premium Amount shall be determined in accordance with the terms of the Business Collaboration Agreement.
“Accumulated Premium Amount Determination Date” means, with respect to any payment by the Corporation of the Redemption Amount, (i) in case of a redemption made pursuant to Section 6(b) hereof only, the date on which the Dividend Payment Default occurred or (ii) otherwise, the date that is 15 days prior to the relevant Redemption Notice Date.
“Business Collaboration Agreement” means the Business Collaboration Agreement, dated as of July 6, 2018, by and among the Corporation, Aioi Nissay Dowa Insurance Co., Ltd, a Japanese corporation, and Aioi Nissay Dowa Insurance Services USA Corporation, a Delaware corporation, as such agreement may be amended or supplemented from time to time.
“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York.
“Bylaws” means the Amended and Restated Bylaws of the Corporation.
“Certificate of Designations” means this Certificate of Designations relating to the Series D Preferred Stock, as it may be amended from time to time.
“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time.
“close of business” means 5:00 p.m., New York City time.
“Closing Price” of the Common Stock on any Trading Day means the closing per share sale price (or, if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices)

at 4:00 p.m. (New York City time) on such date as reported in composite transactions for The Nasdaq Stock Market or, if the Common Stock is not listed on The Nasdaq Stock Market, the principal U.S. national or regional securities exchange on which the Common Stock is listed for trading or, if the Common Stock is not listed on a U.S. national or regional securities exchange, as reported by OTC Markets Group Inc. at 4:00 p.m. (New York City time) on such date (or in either case the then-standard closing time for regular trading on the relevant exchange or trading system); provided that if the closing sale price of the Common Stock is not so reported, the “Closing Price” shall be the mid-point of the last bid and ask prices for the Common Stock on the relevant date from a nationally recognized independent investment banking firm selected by the Corporation for this purpose.
“Common Stock” means the Common Stock, par value $0.01 per share, of the Corporation.
“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Series D Preferred Stock, and its successors and assigns.
“Conversion Date” shall have the meaning set forth in Section 10(d) hereof.
“Conversion Price” at any time means, for each share of Series D Preferred Stock, a dollar amount equal to $250,000 divided by the Conversion Rate (initially approximately $38.00).
“Conversion Rate” means, for each share of Series D Preferred Stock, 6,578.9474 shares of Common Stock, subject to adjustment as set forth herein.
“Conversion Value” means, for each share of Series D Preferred Stock, the product of (x) the Conversion Rate and (y) the Current Market Price of the Common Stock, in each case, on the related Redemption Notice Date.
“Corporation” means National General Holdings Corp.
“Current Market Price” means, with respect to any date, the average of the Closing Prices of the Common Stock on each of the five consecutive Trading Days ending on the Trading Day preceding such date (or, if such computation is required in connection with an issuance or distribution, ending on the Trading Day preceding the earlier of the date in question and the Ex-Date with respect to such issuance or distribution).
“Designated LIBOR Page” shall have the meaning set forth in Section 4(b) hereof.
“Distributed Property” shall have the meaning set forth in Section 12(a)(iv) hereof.
“Dividend Amount” shall have the meaning set forth in Section 4(b) hereof.
“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Payment Default” shall have the meaning set forth in Section 6(b) hereof.

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.
“Dividend Record Date” shall have the meaning set forth in Section 4(a) hereof.
“Exchange Property” shall have the meaning set forth in Section 13(a) hereof.
“Ex-Date,” when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive such issuance or distribution.
“Fixed Rate Dividend Period” means any Dividend Period prior to the Dividend Period commencing on July 15, 2023.
“Floating Rate Dividend Period” means any Dividend Period commencing on or after July 15, 2023.
“Fundamental Change” means
(i)any consolidation, merger or combination involving the Corporation (excluding any such transaction where holders of all classes of Common Stock immediately prior to such transaction own more than 50% of the surviving entity);
(ii)any sale, lease or other transfer of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one or more of the Corporation’s subsidiaries; or
(iii)a statutory share exchange, as a result of which the Common Stock is converted into, or exchanged for, cash, securities or other property.
“Fundamental Change Conversion Expiration Date” shall have the meaning set forth in Section 9(b) hereof.
“Fundamental Change Conversion Right” shall have the meaning set forth in Section 9(b) hereof.
“Fundamental Change Redemption” shall have the meaning set forth in Section 6(a)(ii) hereof.
“Holder Redemption Date” shall have the meaning set forth in Section 6(b) hereof.
“Holder Redemption Notice” shall have the meaning set forth in Section 6(b) hereof.
“Holder Redemption Right” shall have the meaning set forth in Section 6(b) hereof.
“Interest Reset Date” shall have the meaning set forth in Section 4(b) hereof.
“Junior Stock” means any class or series of capital stock of the Corporation that ranks junior to the Series D Preferred Stock either as to the payment of dividends or as to the distribution of assets upon liquidation, dissolution or winding-up of the Corporation.

“LIBOR Business Day” shall have the meaning set forth in Section 4(b) hereof.
“Optional Redemption” shall have the meaning set forth in Section 6(a)(i) hereof.
“Original Issue Date” means the date of original issuance of the Series D Preferred Stock.
“Parity Stock” means the previously issued 7.50% Non-Cumulative Preferred Stock, Series A, $0.01 par value per share, $25 liquidation preference per share (the “Series A Preferred Stock”), the 7.50% Non-Cumulative Preferred Stock, Series B, $0.01 par value per share, $1,000 liquidation preference per share (the “Series B Preferred Stock”), the 7.50% Non-Cumulative Preferred Stock, Series C, $0.01 par value per share, $1,000 liquidation preference per share (the “Series C Preferred Stock”) and any class or series of capital stock of the Corporation that ranks equally with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock with respect to the payment of dividends and in the distribution of assets on the liquidation, dissolution or winding-up of the Corporation.
“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
“Redemption Amount” means, with respect to each share of Series D Preferred Stock $250,000 unless (x) the Accumulated Premium Amount applicable to the date of redemption is equal to or greater than $50,000,000 and (y) the Current Market Price of the Common Stock on the related Redemption Notice Date is equal to or greater than the Conversion Price, in which case, the Redemption Amount shall instead equal the Conversion Value.
“Redemption Notice Date” means, with respect to a date of redemption, the date the Corporation sends by first-class mail the notice of Optional Redemption or Fundamental Change Redemption to each holder of Series D Preferred Stock called for redemption or the date a holder delivers a Holder Redemption Notice to the Corporation or the Transfer Agent, as the case may be.
“Reorganization Event” shall have the meaning set forth in Section 13(a) hereof.
“Series A Preferred Stock” shall have the meaning set forth in the definition of Parity Stock hereof.
“Series B Preferred Stock” shall have the meaning set forth in the definition of Parity Stock hereof.
“Series C Preferred Stock” shall have the meaning set forth in the definition of Parity Stock hereof.
“Series D Preferred Stock” shall have the meaning set forth in Section 1 hereof.
“Six-Month LIBOR” means the London Interbank Offered Rate for six-month U.S. dollar deposits in Europe as determined by the Corporation in accordance with Section 4(b) hereof.

“Trading Day” means a day on which (i) The Nasdaq Stock Market or, if the Common Stock is not listed on The Nasdaq Stock Market, the principal other U.S. national or regional securities exchange on which the Common Stock is then listed is open for trading, in each case, with a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or market, and (ii) a Closing Price for the Common Stock is available on such securities exchange or market, provided, however, that if the Common Stock is not so listed, “Trading Day” means a Business Day.
“Transfer Agent” means the Corporation or the Person appointed by the Corporation to act as transfer agent and registrar for the Series D Preferred Stock. The Corporation shall initially act as Transfer Agent.
Section 4.Dividends.
(a)Rate. Dividends on the Series D Preferred Stock will not be mandatory. Holders of Series D Preferred Stock shall be entitled to receive, only when, as and if declared by the Board of Directors of the Corporation or a duly authorized committee of the Board of Directors out of lawfully available funds for the payment of dividends, non-cumulative cash dividends from and including the Original Issue Date or the most recent Dividend Payment Date, as the case may be, at an annual rate equal to (i) with respect to any Fixed Rate Dividend Period, 7.00% of the liquidation preference amount of $250,000.00 per share of Series D Preferred Stock and (ii) with respect to any Floating Rate Dividend Period, Six-Month LIBOR for such Floating Rate Dividend Period (as determined in accordance with Section 4(b)), plus 5.4941% of the liquidation preference amount of $250,000.00 per share of Series D Preferred Stock. Such dividends shall be payable semi-annually in arrears on the 15th day of January and July of each year (each, a “Dividend Payment Date”), commencing on January 15, 2019; provided that if any Dividend Payment Date next following a Fixed Rate Dividend Period would otherwise fall on a day that is not a Business Day, the related payment shall instead be made on the immediately succeeding Business Day with the same force and effect as if made on such date, and no additional dividends shall accrue on the amount so payable from such date to such next succeeding Business Day; and provided further that if any Dividend Payment Date next following a Floating Rate Dividend Period would otherwise fall on a day that is not a Business Day, such Dividend Payment Date shall be postponed to the next day that is a Business Day. In the event that the Corporation elects to issue additional shares of Series D Preferred Stock after the Original Issue Date of the Series D Preferred Stock in accordance with Section 2, dividends on such additional shares of Series D Preferred Stock may accrue from the Original Issue Date or from the most recent Dividend Payment Date at the time such additional shares of Series D Preferred Stock are issued.
Dividends, if so declared, that are payable on Series D Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series D Preferred Stock as they appear on the share register of the Corporation on the applicable record date, which shall be January 1 and July 1, as applicable, immediately preceding the applicable Dividend Payment Date or such other record date fixed by the Board of Directors or a duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date and shall end on and include the calendar day immediately preceding the next Dividend Payment Date, except that (x) the initial Dividend Period for Series D Preferred Stock issued on the Original Issue Date shall commence on and include the Original Issue Date, (y) the initial Dividend Period for any Series D Preferred Stock issued after the Original Issue Date shall commence on and include such date as the Board of Directors or a duly authorized committee of the Board of Directors shall determine and publicly disclose at the time such additional shares are issued; and (z) the final Dividend Period with respect to any redeemed or purchased shares shall end on and include the calendar day preceding the date of redemption or purchase, as applicable. Dividends payable on the Series D Preferred Stock in respect of any Fixed Rate Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series D Preferred Stock in respect of any Floating Rate Dividend Period shall be computed on the basis of a 360-day year and the actual number of days elapsed in such Floating Rate Dividend Period. Dividends payable in respect of a Dividend Period shall be payable in arrears (i.e., on the first Dividend Payment Date after such Dividend Period).
(b)Six-Month LIBOR Determination. Six-Month LIBOR for any Floating Rate Dividend Period shall be determined by the Corporation in accordance with the provisions of this Section 4(b).
Six-Month LIBOR for any Floating Rate Dividend Period shall be the rate for deposits in U.S. dollars having a maturity of six months that appears on the Designated LIBOR Page as of 11:00 a.m., London Time, on the second LIBOR Business Day prior to the Interest Payment Date that commences such Floating Rate Dividend Period (such second LIBOR Business Day, the “LIBOR Determination Date” and such Interest Payment Date, the “Interest Reset Date”). “LIBOR Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in London.
If, on that LIBOR Determination Date, such rate does not appear on the Designated LIBOR Page or is unavailable, Six-Month LIBOR for such Floating Rate Dividend Period will be determined as follows: the Corporation will request the principal London offices of each of four major reference international banks in the London interbank market, as selected by the Corporation, to provide the Corporation with its offered quotation (expressed as a percentage per annum) for deposits in U.S. dollars for the period of six months, commencing on the Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the LIBOR Determination Date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are so provided, then Six-Month LIBOR for such Floating Rate Dividend Period will be the arithmetic mean of all quotations so provided. If fewer than two quotations are so provided, then Six-Month LIBOR for such Floating Rate Dividend Period will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on the LIBOR Determination Date by three major banks in The City of New York as selected by the Corporation for loans in U.S. dollars to leading European banks, having a six-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by the Corporation are not providing quotations in the manner described by this sentence, Six-Month LIBOR for such Floating Rate Dividend Period will be Six-Month LIBOR in effect for the Floating Rate Dividend Period immediately preceding such Floating Rate Dividend Period, provided that, if the first Floating Rate Dividend Period is the Floating Rate Dividend Period for which Six-Month LIBOR cannot be determined, the dividend rate for the first Floating Rate Dividend Period shall be 8.00% per annum. The “Designated LIBOR Page” means the display designated as the Reuters screen “LIBOR01” or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be administered by the Intercontinental Exchange Benchmark Administration Limited for the purpose of displaying London interbank offered rates for U.S. dollar deposits.
The Corporation will determine the dividend rate and calculate the amount of dividends (the “Dividend Amount”) that holders of the Series D Preferred Stock would be entitled to receive with respect to the Floating Rate Dividend Period for which the dividend rate is determined, when, as and if, declared by the Board of Directors of the Corporation or a duly authorized committee of the Board of Directors. Each Dividend Amount shall be calculated by applying the dividend rate, the Business Day convention and the day count fraction to the aggregate liquidation preference of the Series D Preferred Stock and rounding the resulting figure to the nearest U.S. cent (with 0.5 U.S. cents being rounded upwards).
All certificates, communications, opinions, determinations, calculations, quotations and decisions given, expressed, made or obtained for these purposes by the Corporation shall (in the absence of manifest error) be binding on the holders of the Series D Preferred Stock.
(c)Non-Cumulative Dividends. Dividends on the Series D Preferred Stock shall be non-cumulative. Accordingly, if the Board of Directors of the Corporation or a duly authorized committee of the Board of Directors does not declare a dividend on the Series D Preferred Stock payable in respect of any Dividend Period before the related Dividend Payment Date, in full or otherwise, then such undeclared dividends shall not cumulate and will not accrue and will not be payable and the Corporation shall have no obligation to pay such undeclared dividends for the applicable Dividend Period on the related Dividend Payment Date or at any future time or to pay interest with respect to such dividends, whether or not dividends are declared on the Series D Preferred Stock or any other Parity Stock the Corporation may issue in the future.
(d)Priority of Dividends. So long as any Series D Preferred Stock remains outstanding for any Dividend Period, unless the full dividends for the latest completed Dividend Period on all outstanding Series D Preferred Stock and any Parity Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside), (1) no dividend shall be declared or paid on the Common Stock or any other Junior Stock (other than a dividend payable solely in Common Stock or other Junior Stock), (2) no Common Stock or other Junior Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (i) as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, (ii) through the use of the proceeds of a substantially contemporaneous sale of Junior Stock or (iii) in connection with grants or settlements of grants (including any “cashless exercise” or “net share settlement”) pursuant to any equity compensation plan adopted by the Corporation) nor shall monies be paid to or made available for a sinking fund for the redemption of such stock, and (3) no shares of Series D Preferred Stock or

Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series D Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock.
When dividends are not paid (or declared and a sum sufficient for payment thereof set aside) in full on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) upon the Series D Preferred Stock and any Parity Stock, all dividends declared by the Board of Directors or a duly authorized committee thereof on the Series D Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared by the Board of Directors or such committee of the Board of Directors pro rata based on the liquidation preference of Series D Preferred Stock and all such Parity Stock so that the respective amounts of such dividends shall bear the same ratio to each other as all declared but unpaid dividends per share on the Series D Preferred Stock and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) bear to each other.
Section 5.Liquidation Rights.
(a)Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of Series D Preferred Stock and any Parity Stock shall be entitled to receive, out of the assets of the Corporation available for distribution to stockholders of the Corporation, after satisfaction of all liabilities and obligations to creditors of the Corporation, if any, but before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Stock, a liquidating distribution in an amount equal to the liquidation preference of $250,000.00 per share of Series D Preferred Stock or the amount of the liquidation preference of such Parity Stock, as applicable, plus any declared and unpaid dividends. Holders of Series D Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidation preference plus any declared and unpaid dividends.
(b)Partial Payment. If, in any distribution described in Section 5(a) above, the assets of the Corporation or proceeds thereof are not sufficient to pay the liquidation distribution in full to all holders of Series D Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series D Preferred Stock and to the holders of all such other Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidation distributions of the holders of Series D Preferred Stock and the holders of all such other Parity Stock but only to the extent the Corporation has assets or proceeds thereof available after satisfaction of all liabilities to creditors and the claims of holders of any preferred stock of the Corporation ranking senior to the Series D Preferred Stock and such Parity Stock with respect to the distribution of assets upon any liquidation, dissolution or winding-up of the Corporation. In any such distribution, the liquidation distribution to any holder of preferred stock of the Corporation shall be the amount otherwise payable to such holder in such distribution, including liquidation preference and any declared and unpaid dividends (and, in the case of any holder of shares of preferred stock of the Corporation other than Series D Preferred Stock and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued cumulative dividends, whether or not declared, as applicable).
(c)Residual Distributions. If the liquidation distributions have been paid in full to all holders of Series D Preferred Stock and any holders of Parity Stock and preferred stock ranking senior to the Series D Preferred Stock with respect to the distribution of assets upon the liquidation, dissolution or winding-up of the Corporation, the holders of other shares of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.
(d)Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series D Preferred Stock receive cash, securities or other property for their shares, or the sale or transfer of all or substantially all of the property and assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.
Section 6.Redemption.
(a)Redemption at the Option of the Corporation
(i)Optional Redemption. Except as provided in Section 6(a)(ii) and Section 6(b), the Series D Preferred Stock is not redeemable prior to July 15, 2023. At any time on or after July 15, 2023, the Corporation shall be entitled (but not obligated) to redeem (an “Optional Redemption”), in whole or in part from time to time, the Series D Preferred Stock, at a redemption price equal to the then applicable Redemption Amount per share plus declared and unpaid dividends on the shares of Series D Preferred Stock called for redemption for prior Dividend Periods, if any, plus accrued but unpaid dividends (whether or not declared) thereon for the then-current Dividend Period, to, but excluding, the date of redemption, without accumulation of any other undeclared dividends.
(ii)Fundamental Change Redemption. Prior to July 15, 2023, following the occurrence of a Fundamental Change, the Corporation shall be entitled (but not obligated) to redeem (a “Fundamental Change Redemption”), in whole or in part from time to time, the Series D Preferred Stock at a redemption price equal to the then applicable Redemption Amount per share plus declared and unpaid dividends on the shares of Series D Preferred Stock called for redemption for prior Dividend Periods, if any, plus accrued but unpaid dividends (whether or not declared) thereon for the then-current Dividend Period, to, but excluding, the date of redemption, without accumulation of any other undeclared dividends.
(iii)Notice of Optional Redemption and Fundamental Change Redemption. Notice of Optional Redemption and Fundamental Change Redemption shall be given by first class mail, addressed to the holders of record of the Series D Preferred Stock to be redeemed at their respective last addresses appearing on the share register of the Corporation. In the case of a notice of an Optional Redemption, the date of redemption specified in such notice shall be the last Business Day of the second calendar month after the month in which such notice is mailed to the holders of record of the Series D Preferred Stock to be redeemed (by way of example, if notice of an Optional Redemption is provided by the Corporation on February 1, April 30 shall be the date fixed for redemption). Notice of a Fundamental Change Redemption shall be mailed not less than 30, nor more than 60 days prior to the date of redemption. Any notice mailed as provided in this subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure to duly give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series D Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other share of Series D Preferred Stock. Each such notice given to a holder shall state: (1) the redemption date; (2) the number of shares of Series D Preferred Stock to be redeemed and, if less than all the shares of Series D Preferred Stock held by such holder are to be redeemed, the number of such shares of Series D Preferred Stock to be redeemed from such holder; (3) the redemption price; (4) the place or places where certificates for such shares of Series D Preferred Stock are to be surrendered for payment of the redemption price; (5) whether such redemption is an Optional Redemption pursuant to Section 6(a) or a Fundamental Change Redemption pursuant to Section 6(b); and (6) that holders of the shares of Series D Preferred Stock called for redemption will no longer be entitled to convert such shares into Common Stock of the Corporation and that any shares of Series D Preferred Stock surrendered for conversion with a Conversion Date falling on any of the five Trading Days preceding the date on which the Corporation mailed the redemption notice shall be redeemed instead of converted.
(b)Redemption at the Option of a Holder. If the Corporation fails to pay any declared dividend on the Series D Preferred Stock when due and payable (such failure, a “Dividend Payment Default”), then, each holder of shares of Series D Preferred Stock in respect of which such Dividend Payment Default has occurred shall have the right (the “Holder Redemption Right”), at such holder’s option, to require the Corporation to redeem all of such shares or any portion thereof that is equal to $250,000 or a multiple of $250,000 liquidation preference, on the fifteenth day after the date such holder delivers a Holder Redemption Notice (as defined below in this Section 6(b)) (or, if such date is not a Business Day, on the Business immediately following such fifteenth day) (such date of redemption, the “Holder Redemption Date”), at a redemption price equal to the then applicable Redemption Amount per share plus declared and unpaid dividends on the shares of Series D Preferred Stock submitted for redemption for prior Dividend Periods, if any, plus accrued but unpaid dividends (whether or not declared) thereon for the then-current Dividend Period, to, but excluding, the date of redemption, without accumulation of any other undeclared dividends.
To exercise the Holder Redemption Right pursuant to this Section 6(b), a holder of such Series D Preferred Stock must complete and manually sign and deliver a notice (a “Holder Redemption Notice”), or a facsimile of such notice, to the Corporation or the Transfer Agent during the period beginning at the open of business on the Business Day next following the date on which the Dividend Payment Default shall have occurred and ending at the close of business on the 10th Business Day following the date the relevant Dividend Payment Default shall have occurred. The Holder Redemption Notice shall state (1) the portion of the liquidation preference of the Series D Preferred Stock to be redeemed, which must be $250,000 or an integral multiple thereof; (2) that the Corporation has failed to pay a declared dividend on such Series D Preferred Stock when due and payable, and the date of such failure, and (3) that the Series D Preferred Stock in respect of which such notice is being given are to be redeemed by the Corporation pursuant to the applicable provisions of this Certificate of Designations. In connection with the exercise of the Holder Redemption Right, a holder of Series D Preferred Stock shall surrender the shares of Series D Preferred Stock to be redeemed to the Transfer Agent and, if required, furnish appropriate endorsements and transfer documents.
A Holder Redemption Notice may be withdrawn, in whole or in part, by means of a written notice of withdrawal delivered to the Corporation or the Transfer Agent at any time until the related Holder Redemption Date, specifying: (i) the liquidation preference of the Series D Preferred Stock with respect to which such notice of withdrawal is being submitted, (ii) if such Series D Preferred Stock are in certificated form, the certificate numbers of the withdrawn Series D Preferred Stock, and (iii) the liquidation preference, if any, of such Series D Preferred Stock that remains subject to the original Holder Redemption Notice, which portion must be in principal amounts of $250,000 or an integral multiple of $250,000.
(c)Record Date. The redemption price for any shares of Series D Preferred Stock redeemed pursuant to this Section 6 shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent.
(d)Payment of Dividends on Redeemed Shares. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares of Series D Preferred Stock on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 above.
(e)Partial Redemption. In case of any Optional Redemption or Fundamental Change Redemption of only part of the shares of the Series D Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which Series D Preferred Stock shall be redeemed from time to time pursuant to any Optional Redemption or Fundamental Change Redemption. If fewer than all of the shares of Series D Preferred Stock represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.
(f)Effectiveness of Redemption. If notice of an Optional Redemption or a Fundamental Change Redemption or a Holder Redemption Notice has been duly given (and, in the case of a Holder Redemption Notice, such notice has not been withdrawn in whole) and if on or before the redemption date specified in the notice all funds necessary for the redemption and to pay declared and unpaid dividends have been set aside by the Corporation for the benefit of the holders of the shares of Series D Preferred Stock called for redemption or, in the case of a Holder Redemption Notice, required to be redeemed, so as to be and continue to be available therefor, then, notwithstanding that any certificate for any share so called for redemption or required to be redeemed has not been surrendered for cancellation, on and after the redemption date, no further dividends will be declared on the shares of Series D Preferred Stock called for redemption or required to be redeemed, all shares of Series D Preferred Stock called for redemption or required to be redeemed shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the redemption price, without interest.
(g)No Sinking Fund. Except as provided in Section 6(b) and Section 9, the Series D Preferred Stock is not subject to any mandatory redemption, sinking fund, retirement fund or purchase fund or other similar provisions, and holders of Series D Preferred Stock have no right to require redemption, repurchase or retirement of any shares of Series D Preferred Stock.
Section 7.Voting Rights.
(a)General. The holders of Series D Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.
(b)Voting Rights.
(i)Authorization of Senior Stock. So long as any shares of Series D Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock and any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary to authorize or create, or increase the authorized amount of, any shares of any specific class or series of capital stock of the Corporation ranking senior to the Series D Preferred Stock with respect to the payment of dividends or the distribution of assets on any liquidation, dissolution or winding up of the Corporation.
(ii)Amendment of Series D Preferred Stock; Share Exchanges, Reclassifications, Mergers and Consolidations. So long as any shares of Series D Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
(A)any amendment, alteration or repeal of any provision of the Certificate of Incorporation or this Certificate of Designations so as to adversely affect the rights, preferences, privileges or voting powers of the Series D Preferred Stock; or
(B)any consummation of a binding share exchange or reclassification involving the Series D Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series D Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, in each case, that is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and (y) such shares of Series D Preferred Stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series D Preferred Stock immediately prior to such consummation, taken as a whole;
provided, however, that for all purposes of this Section 7(b), (1) any increase in the amount of the Corporation’s authorized but unissued shares of preferred stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock of the Corporation ranking equally with or junior to the Series D Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of the Series D Preferred Stock.
(iii)    Authorization of Additional Shares of Series D Preferred Stock. So long as any shares of Series D Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation, the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary to increase the authorized amount of shares of Series D Preferred Stock.
(c)Changes Not Requiring Consent. Without the consent of the holders of the Series D Preferred Stock, so long as such action does not adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions, of the Series D Preferred Stock, the Board of Directors of the Corporation, by resolution, may, subject to any vote of stockholders required by applicable law or the Certificate of Incorporation, amend, alter, supplement or repeal any terms of the Series D Preferred Stock:
(i)to cure any ambiguity, or to cure, correct or supplement any provision contained in this Certificate of Designations that may be defective or inconsistent; or
(ii)to make any provision with respect to matters or questions arising with respect to the Series D Preferred Stock that is not inconsistent with the provisions of this Certificate of Designations.
(d)Voting; Liquidation Preference. On each matter on which holders of Series D Preferred Stock are entitled to vote, each share of Series D Preferred Stock will be entitled to one vote, and when shares of any other class or series of the Corporation’s preferred stock have the right to vote with the Series D Preferred Stock as a single class on any matter, the Series D Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accrued and unpaid dividends).
(e)Changes After Provision for Redemption. No vote or consent of the holders of Series D Preferred Stock shall be required pursuant to Section 7(b) or (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series D Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been set aside for such redemption, in each case pursuant to Section 6 above.
Section 8.Ranking.
The Series D Preferred Stock will, with respect to the payment of dividends and distributions of assets upon liquidation, dissolution and winding-up of the Corporation, rank senior to Common Stock and any other Junior Stock, equally with any Parity Stock of the Corporation, including other series of preferred stock that the Corporation may issue from time to time in the future the terms of which provide that they rank equally with the Series D Preferred Stock with respect to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding-up of the Corporation and junior to any series of preferred stock hereafter issued by the Corporation that by their terms are designated to rank senior to the Series D Preferred Stock as to the payment of dividends and distributions upon the liquidation or dissolution or winding-up of the Corporation.
Section 9.Conversion Rights.
(a)General Conversion Rights.    Except as provided in Section 9(b), the Series D Preferred Stock are not convertible at the option of a holder of the Series D Preferred Stock prior to July 15, 2023. On and after July 15, 2023, a holder of Series D Preferred Stock shall have the right, at such holder’s option to convert all or any portion of such holder’s Series D Preferred Stock into shares of Common Stock at the Conversion Rate per share of Series D Preferred Stock then in effect (subject to the conversion procedures of Section 10) plus cash in lieu of fractional shares.
(b)Conversion upon Occurrence of a Fundamental Change. Upon the occurrence of a Fundamental Change at any time, a holder of Series D Preferred Stock shall have the right (the “Fundamental Change Conversion Right”), at such holder’s option, to convert all or any portion of such holder’s Series D Preferred Stock into shares of Common Stock at the Conversion Rate per share of Series D Preferred Stock then in effect (subject to the conversion procedures of Section 10) plus cash in lieu of fractional shares, which conversion right shall be exercisable only during the period beginning on the effective date of such Fundamental Change and ending on the date that is 30 days after the effective date of such Fundamental Change (the “Fundamental Change Conversion Expiration Date”). Upon any such conversion, the Holder shall be entitled to receive declared and unpaid dividends on the shares of Series D Preferred Stock so converted for prior Dividend Periods, if any, plus accrued but unpaid dividends (whether or not declared) thereon for the then-current Dividend Period, to, but excluding, the date of conversion, without accumulation of any other undeclared dividends, provided, however, that declared but unpaid dividends payable on a Conversion Date that occurs subsequent to the Dividend Record Date for a Dividend Period shall be paid to the holder of record of the shares of Series D Preferred Stock so converted on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 above.
To exercise its conversion rights upon occurrence of a Fundamental Change pursuant to this Section 9(b), a Holder must, no later than the close of business on the Fundamental Change Conversion Expiration Date, comply with the procedures set forth in Section 10(d).
(c)    Redemption in Lieu of Conversion. Shares of Series D Preferred Stock in respect of which a redemption notice is mailed by the Corporation in accordance with the provisions of Section 6 hereof shall thereafter no longer be convertible into shares of Common Stock in accordance with the provisions of Sections 9 and 10 hereof and shall be redeemed in accordance with the provisions of Section 6 hereof. Shares of Series D Preferred Stock that have been surrendered for conversion and that have a Conversion Date falling on any of the five Trading Days preceding the date on which the Corporation mails a redemption notice in accordance with Section 6 hereof shall be subject to redemption in accordance with the provisions of Section 6 hereof and shall not be converted in accordance with the provisions of Sections 9 and 10 hereof. If shares of the Series D Preferred Stock are called for redemption in part by the Corporation and any shares of Series D Preferred Stock are thereafter surrendered for conversion (or have been surrendered for conversion with a Conversion Date falling on any of the five Trading Days preceding the date on which the Corporation mails the redemption notice), the portion of such shares of Series D Preferred Stock surrendered for conversion shall be deemed to be the shares of Series D Preferred Stock selected for redemption, and shall be redeemed in accordance with the provisions of Section 6 hereof and not converted in accordance with the provisions of Sections 9 and 10 hereof.
Section 10.Conversion Procedures.
(a)Subject to Section 9(c), effective immediately prior to the close of business on any applicable Conversion Date, dividends shall no longer be authorized and declared on any converted shares of Series D Preferred Stock and such shares of Series D Preferred Stock shall cease to be outstanding, in each case, subject to the right of holders of such shares of Series D Preferred Stock to receive any authorized, declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to Section 9 or Section 14, as applicable.
(b)No allowance or adjustment shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on any applicable Conversion Date. Prior to the close of business on any applicable Conversion Date, shares of Common Stock issuable upon conversion of any shares of Series D Preferred Stock shall not be deemed outstanding for any purpose, and holders of shares of Series D Preferred Stock shall have no rights with respect to the Common Stock (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Series D Preferred Stock.

(c)Subject to Section 9(c), the Corporation shall deliver the shares of Common Stock owing upon conversion within seven Trading Days following the Conversion Date. Subject to Section 9(c), the Person or Persons entitled to receive the Common Stock issuable upon conversion of Series D Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on any applicable Conversion Date. In the event that a holder of Series D Preferred Stock shall not by written notice designate the name in which shares of Common Stock (and cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series D Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the holder of the Series D Preferred Stock and in the manner shown on the share register of the Corporation.
(d)In order for a holder of Series D Preferred Stock to exercise its conversion right pursuant to Section 9, such holder must:

(A)	complete and sign a conversion notice, and deliver such notice, or a facsimile thereof to the Conversion Agent;

(B)	surrender the shares of Series D Preferred Stock to be converted to the Conversion Agent; and

(C)
pay all transfer or similar taxes to the extent that the holder requests the shares of Common Stock issuable upon conversion to be registered in the name of any Person other than such converting holder.

The date on which a holder of Series D Preferred Stock complies with the procedures in this clause (d) with respect to any shares of Series D Preferred Stock is the “Conversion Date” for such shares.
The Conversion Agent shall, on behalf of a holder of Series D Preferred Stock, convert the Series D Preferred Stock into shares of Common Stock, in accordance with the terms of the notice delivered by such Holder described in this Section 10(d).
If a conversion is effected with respect to shares of Series D Preferred Stock representing less than all the shares of Series D Preferred Stock held by a holder of Series D Preferred Stock, upon such conversion the Corporation or its successor shall execute and the Conversion Agent shall, unless otherwise instructed in writing, countersign and deliver to the holder thereof, at the expense of the Corporation, a certificate representing the shares of Series D Preferred Stock held by such holder as to which a conversion was not effected.
Section 11.Repurchase.
Subject to the limitations imposed herein, the Corporation may purchase and sell Series D Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.
Section 12.Anti-Dilution Adjustments.
(a)The Conversion Rate shall be subject to the following adjustments:
(i)Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Rate in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction:

OS1
OS0
Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to Ex-Date for such dividend or distribution.

OS1 =
the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.

If any dividend or distribution described in this clause (i) is authorized and declared but not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors of the Corporation publicly announces its decision not to make such dividend or distribution, to such Conversion Rate that would be in effect if such dividend or distribution had not been declared.
(ii)Subdivisions, Splits and Combination of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Rate in effect immediately prior to the effective date of such share subdivision, split or combination will be multiplied by the following fraction:

OS1
OS0
Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 =	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors of the Corporation publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Rate that would be in effect if such subdivision, split or combination had not been announced.
(iii)Debt or Asset Distributions. If the Corporation distributes to all or substantially all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities or other assets (excluding any dividend or distribution referred to in clause (i) of this Section 12(a) and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below) (such evidences of indebtedness, shares of capital stock, securities or other assets, the “Distributed Property”), then the Conversion Rate in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0
SP0 - FMV
Where,

SP0 =	the Current Market Price per share of Common Stock on such date.

FMV =	the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors of the Corporation;
provided that, if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall receive on the date on which the Distributed Property is distributed to holders of Common Stock, for each share of Preferred Stock, the amount of Distributed Property such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Date for such distribution.
In a “spin-off,” where the Corporation makes a distribution to all or substantially all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Rate will be adjusted on the 15th Trading Day after the effective date of the distribution by multiplying such Conversion Rate in effect immediately prior to such 15th Trading Day by the following fraction:

MP0 + MPS
MP0
Where,

MP0 =	the average of the Closing Prices of the Common Stock over the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

MPS =
the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors of the Corporation.

In the event that such distribution described in this clause (iii) is not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors of the Corporation publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. If an adjustment to the Conversion Rate is required under this clause (iii), delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of an adjustment required under this clause (iii) shall be delayed to the extent necessary in order to complete the calculations provided for in this clause (iii).
(iv) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series D Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Rate will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Common Stock as described in clause (iii) of this Section 12(a), subject to readjustment in the event of the expiration, termination or redemption of such rights.
(b)The Corporation may make such increases in the Conversion Rate, in addition to any other increases required by this Section 12, if the Board of Directors of the Corporation deems it to be in the best interests of the Corporation or otherwise advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason.
(c)All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share of Common Stock. No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent thereof; provided, however, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on any Conversion Date relating to a conversion at the option of the holder of Series D Preferred Stock (including, without limitation, any conversion in connection with a

Fundamental Change), adjustments to the Conversion Rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.
(d)No adjustment to the Conversion Rate shall be made if holders of Series D Preferred Stock may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series D Preferred Stock, without having to convert the Series D Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series D Preferred Stock may then be converted.
(e)Whenever the Conversion Rate is to be adjusted in accordance with Section 12(a) or Section 12(b), the Corporation shall as soon as practicable following the determination of the revised Conversion Rate in accordance with Section 12(a) or Section 12(b), provide, or cause to be provided, a written notice to the holders of Series D Preferred Stock setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the revised Conversion Rate.
Section 13.Reorganization Events.
(a) In the event of:
(i)any consolidation or merger of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;
(ii)any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will receive a distribution of cash, securities or other property of the Corporation or another Person;
(iii)any reclassification of the Common Stock into securities including securities other than the Common Stock; or
(iv)any statutory exchange of the Corporation’s securities with another Person (other than in connection with a merger or acquisition);
(each of the foregoing events, a “Reorganization Event”), each share of Series D Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of holders of Series D Preferred Stock, remain outstanding and become convertible into the kind and amount of securities, cash, and other property or assets that a holder (that was not the counterparty to the Reorganization Event or an affiliate of such other party) of a number of shares of Common Stock equal to the Conversion Rate per share of Series D Preferred Stock prior to such Reorganization Event would have owned or been entitled to receive upon such Reorganization Event (such securities, cash, and other property or assets, the “Exchange Property”).
(b)In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the holders of Series D Preferred Stock are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election. The amount of Exchange Property receivable upon conversion of any Series D Preferred Stock shall be determined based upon the Conversion Rate in effect on such Conversion Date.
(c)The above provisions of this Section 13 shall similarly apply to successive Reorganization Events and the provisions of Section 12 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.
(d)The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the holders of Series D Preferred Stock of such occurrence of such event and of the kind and amount of the cash, securities or other property or assets that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 13.
Section 14.Fractional Shares.
(a)No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series D Preferred Stock.
(b)In lieu of any fractional share of Common Stock otherwise issuable in respect of any conversion at the option of a holder of Series D Preferred Stock pursuant to Section 9, the holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the Conversion Date.
(c)If more than one share of the Series D Preferred Stock is surrendered for conversion at one time by or for the same holder of Series D Preferred Stock, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series D Preferred Stock so surrendered.
Section 15.Unissued or Reacquired Shares.
Shares of Series D Preferred Stock not issued or which have been issued and redeemed, converted or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.
Section 16.Preemptive Rights.
The holders of shares of Series D Preferred Stock shall have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.
Section 17.Record Holders.
To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the record holder of any share of Series D Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the Transfer agent shall be affected by any notice to the contrary.
Section 18.Stock Certificates.
(a)Shares of Series D Preferred Stock shall be represented by stock certificates substantially in the form set forth in Exhibit A hereto.
(b)Stock certificates representing shares of Series D Preferred Stock shall be signed by the Chairman of the Board of Directors, or a President or Vice President, and by the Secretary or an Assistant Secretary, of the Corporation, in accordance with the Bylaws and applicable Delaware law, by manual or facsimile signature.
Section 19.Notices.
All notices or communications in respect of the Series D Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail or if given in such other manner as may be permitted herein, in the Certificate of Incorporation or Bylaws or by applicable law.
Section 20.Other Rights.
The Series D Preferred Stock shall not have any powers, preferences, privileges or rights other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

IN WITNESS WHEREOF, National General Holdings Corp., has caused this Certificate of Designations of Series D Preferred Stock to be signed by Jeffrey Weissmann, its General Counsel and Secretary, this 9th day of July, 2018.
NATIONAL GENERAL HOLDINGS CORP.

By:    /s/ Jeffrey Weissmann
Name: Jeffrey Weissmann
Title: General Counsel and Secretary

EXHIBIT A

FORM OF STOCK CERTIFICATE

[FACE OF CERTIFICATE]

THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
NATIONAL GENERAL HOLDINGS CORP.,
a Delaware corporation

FIXED/FLOATING RATE NON-CUMULATIVE
CONVERTIBLE PREFERRED STOCK, SERIES D,
$0.01 par value per share
CERTIFICATE NO. [__]
This Certifies that [NAME OF HOLDER] is the registered owner of [NUMBER OF SHARES] FULLY PAID AND NON-ASSESSABLE SHARES OF FIXED/FLOATING RATE NON-CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES D, $0.01 par value per share, with a liquidation preference of $250,000.00 per share (“Shares”), of NATIONAL GENERAL HOLDINGS CORP., a Delaware corporation (the “Company”), transferable on the books of the Company by the holder hereof in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate and the Shares represented hereby are issued under and shall be subject to all the provisions of the Second Amended and Restated Certificate of Incorporation of the Company and the Certificate of Designations relating thereto approved by the Board of Directors of the Company and any amendments thereto, copies of which are on file with the Transfer Agent and Registrar, to all of which the holder by acceptance hereof assents.
WITNESS the facsimile signatures of the secretary and a duly authorized officer of the Company.
Dated:  [_________]

_____________________________            _____________________________
Secretary                        Authorized Officer

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[REVERSE OF CERTIFICATE]
The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:
TEN COM - as tenants in common    UNIF GIFT MIN ACT or U/G/M/A - Uniform Gifts to Minors Act
TEN ENT - as tenants by the entireties
JT TEN - as joint tenants with right of survivorship
and not as tenants in common
Additional abbreviations may also be used though not in the above list.
For Value Received, _________________  hereby sell, assign and transfer unto_____________________________________ [                       ] (Please insert social security number or other identifying number of assignee and print or typewrite name and address including postal code of assignee)
____________________________________________ Shares represented by the within Certificate, and do hereby irrevocably constitute and appoint
_________________________________________Attorney to transfer the said Shares on the books of the within named Company with full power of substitution in the premises.
Dated____________
______________________________________________
NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE CERTIFICATE IN EVERY PARTICULAR WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.
Signature(s) Guaranteed:
_______________________________________________
THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE INSTITUTION (BANKS, STOCKBROKERS, SAVINGS ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN ANY APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.
KEEP THIS CERTIFICATE IN A SAFE PLACE. IF IT IS LOST, STOLEN, MUTILATED OR DESTROYED, THE COMPANY WILL REQUIRE A BOND OF INDEMNITY AS A CONDITION TO THE ISSUANCE OF A REPLACEMENT CERTIFICATE.

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